Exhibit 10.1
NORTHROP GRUMMAN CORPORATION

2026 MARKET STOCK UNITS GRANT AGREEMENT
This 2026 Market Stock Units Grant Agreement (“Agreement”) applies to certain “Market Stock Units” (“MSUs”) granted by Northrop Grumman Corporation (the “Company”) in 2026 under its 2024 Long-Term Incentive Stock Plan. The date of grant of your MSU award and the target number of MSUs applicable to your award are set forth in the letter from the Company announcing your MSU award (your “Grant Letter”) and are also reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. This Agreement applies only with respect to the 2026 MSU award under the Plan, and you are subject to this Agreement upon accepting your grant. You are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in Section 11 below if not otherwise defined herein.
Each MSU represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The performance period applicable to your award is August 19, 2026 to December 31, 2031 (the “Performance Period”). The target number of MSUs subject to your award is subject to adjustment as provided herein. The MSU award is subject to all of the terms and conditions set forth in this Agreement, and is further subject to all of the terms and conditions of the Plan and any rules adopted by the Committee, as such rules are in effect from time to time. If you do not formally accept your MSU award, by entering into this Agreement in accordance with the instructions and time limit set forth in your Grant Letter, you will be deemed to have forfeited your MSU award.

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1.Vesting; Payment of MSUs.
The MSUs are subject to the vesting and payment provisions established by the Committee with respect to the Performance Period. MSUs (and any Dividend Equivalents (as defined below)) that vest based on such provisions will be paid as provided below.
1.1.Performance-Based Vesting of MSUs. Subject to Sections 2, 3, 4 and 6 below, the MSUs subject to the award shall vest and become nonforfeitable based on the performance methodology established by the Committee for the Performance Period. At the conclusion of the Performance Period, the Committee shall apply the performance methodology based on the change in the stock price over the Performance Period to determine the percentage of target MSUs subject to the award (if any) that have vested for the Performance Period (the “Earnout Percentage”), and its determination of the Earnout Percentage shall be conclusive and binding. Any MSUs (and related Dividend Equivalents) subject to the award that are not vested as of the conclusion of the Performance Period after giving effect to the Committee’s determinations under this Section 1.1 shall terminate and become null and void as of the last day of the Performance Period.
1.2.Payment of MSUs. The number of MSUs payable at the conclusion of the Performance Period (“Vested MSUs”) shall be determined by multiplying the Earnout Percentage by the target number of MSUs subject to the award. The Vested MSUs and any MSUs that vest and become payable pursuant to Section 2 or 6 may be paid out in either an equivalent number of shares of Common Stock, or, in the discretion of the Committee, in cash or in a combination of shares of Common Stock and cash. In the event of a cash payment, the amount of payment for each Vested MSU to be paid in cash will equal the Fair Market Value (as defined below) of a share of Common Stock as of the date the Committee determines the extent to which the applicable MSU performance criteria have been achieved. Vested MSUs will be paid within 60 days of the vesting date, but in no event later than March 15 of the year following the last day of the Performance Period.
1.3.Dividend Equivalents. The Grantee shall be entitled to payment for Dividend Equivalents (if any) with respect to any Vested MSUs and any MSUs that vest and become payable pursuant to Section 2 or 6. For purposes of this Agreement, “Dividend Equivalents” means the aggregate amount of dividends paid by the Company on a number of shares of Common Stock equivalent to the number of Vested MSUs (or the number of MSUs that vest and become payable pursuant to Section 2 or 6) during the period from the beginning of the Performance Period until the date the Vested MSUs (or the MSUs that vest and become payable pursuant to Section 2 or 6) are paid, without interest or other adjustments to reflect the time value of money. For these purposes, any Vested MSUs or MSUs that vest and become payable pursuant to Section 2 or 6 in excess of the target number of MSUs subject to the award shall be considered to have been granted at the beginning of the Performance Period. Dividend Equivalents (if any) will be paid at the same time as the Vested MSUs (or the MSUs that vest and become payable pursuant to Section 2 or 6) to which they relate are paid. Dividend Equivalents will be paid in cash.
2.Early Termination of Award; Termination of Employment.
2.1General. The MSUs (and related Dividend Equivalents) subject to the award shall terminate and become null and void prior to the conclusion of the Performance Period if and when (a) the award terminates in connection with a Change in Control pursuant to Section 6 below, or (b) except as provided below in this Section 2 and in Section 6, the Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.
2.2Termination of Employment Due to Retirement, Death or Disability.
Retirement. If the Grantee ceases to be employed by the Company or one of its subsidiaries due to the Grantee’s Retirement (as defined below), the MSUs will remain outstanding and vest as if Grantee had remained an employee for the full Performance Period. Payment of any Vested MSUs (and related Dividend Equivalents) will not be accelerated, and will remain subject to Sections 1.2 and 4 hereof.
Death or Disability. If the Grantee ceases to be employed by the Company as a result of death or Disability (a) a pro-rata portion of the MSUs (and related Dividend Equivalents), based on the number of calendar days the Grantee was actually employed by the Company or one of its subsidiaries during the Performance Period over the number of calendar days in the Performance Period, will vest based on actual performance over the portion of the Performance Period up to and including the date of death or Disability (“Prorated MSUs”), and (b) payment of the Prorated MSUs (and related Dividend Equivalents) that vest pursuant to this Section 2.2 will be made within 60 days of the Grantee’s death or Disability, but in no event later than March 15 of the year following the date of the death or Disability. Any MSUs (and related Dividend Equivalents) subject to the award that do not vest in accordance with this Section 2.2 upon a termination of the Grantee’s employment due to death or

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Disability shall terminate immediately upon such termination of employment.
2.3Other Terminations of Employment. Subject to Section 6.2, all MSUs (and related Dividend Equivalents) subject to the award shall terminate immediately upon a termination of the Grantee’s employment for any reason other than due to the Grantee’s Retirement, death or Disability.
2.4Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.
2.5Salary Continuation. Subject to Section 2.4 above, the term “employment” as used herein means active employment by the Company or one of its subsidiaries and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.4) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.4, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.
2.6Continuance of Employment Required. Except as expressly provided in Section 2.2, Section 2.4 and in Section 6, the vesting of the MSUs (and related Dividend Equivalents) subject to the award requires continued employment through the last day of the Performance Period as a condition to the vesting of any portion of the award. Employment for only a portion of the Performance Period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in this Agreement, the Grant Letter, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.
2.7Death. In the event of the Grantee’s death prior to the delivery of shares or other payment with respect to any MSUs (and related Dividend Equivalents) vested hereunder, the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under this Agreement with respect to such MSUs.
3.Non-Transferability and Other Restrictions.
3.1Non-Transferability. The award, as well as the MSUs (and related Dividend Equivalents) subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a) transfers to the Company; (b) transfers to a Successor upon death; or (c) if the Grantee has suffered a Disability, permitted transfers to his or her legal representative. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.
3.2Forfeiture or Recoupment of Awards. If, prior to payment or issuance of shares with respect to the award, Grantee’s employment is terminated for Cause (or Grantee has engaged in misconduct that could have resulted in Grantee’s termination of employment for Cause if Grantee had remained an employee), the Company may reduce or eliminate any payments or issuances of shares with respect to the award. You agree to be bound by and fully comply with the Company’s Policy Regarding the Recoupment of Certain Incentive Compensation Payments filed as Exhibit 97 to the Company’s 10-K for the year ended December 31, 2025 and as in effect from time to time (“Recoupment Policy”). Any payments or issuances of shares with respect to the award are subject to the Recoupment Policy, as well as any recoupment or similar provisions of applicable law, and the Grantee shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy or applicable law with respect to the award. The Grantee agrees, by accepting the award, that the Company and its affiliates may deduct from any amounts it may owe the Grantee from time to time (such as wages or other compensation) any amounts the

Grantee is required to reimburse the Company pursuant to such policy or applicable law with respect to the award.
4.Post-Employment Conduct.
4.1Executive Leadership Team Contribution. You acknowledge and agree that as a member of the Executive Leadership Team (“ELT”), you are involved in managing the global operations of the Company, incorporated in Delaware and headquartered in Virginia. You are involved in the most sensitive and proprietary matters affecting the Company, its subsidiaries, predecessors, and/or affiliates (collectively, “Northrop Grumman”), including from a technical, strategic and financial perspective, and are widely exposed to confidential, sensitive and proprietary information concerning Northrop Grumman’s global operations, at the headquarters and each of the operating sectors, including in the areas of space systems, military aircraft, missile defense, advanced weapons and long-range fires capabilities, mission systems, networking and communications, strategic deterrence systems, advanced computing, microelectronics and cyber, directly or indirectly for U.S. and international government customers. Your job responsibilities require that you have a primary office location in Virginia and/or you spend substantial time at the corporate headquarters in Virginia, among other things, attending ELT and other leadership meetings, and managing operations and employees in Virginia. You occupy one of the most senior executive positions in the Company and have far-reaching access to highly confidential, valuable and sensitive information, customer, vendor and employee relationships, intellectual property, strategic and tactical plans, and financial information and plans. The Company has a legitimate business interest in restricting your ability to compete in the specific manner set forth below. The Company has provided you this grant, subject to this Agreement and as consideration for the restrictive covenants set forth in this Section 4; provided that the provisions of Sections 4.2 and 4.3 in this Agreement shall not apply where not permitted by applicable law.

4.2Non-Competition. For a period of twelve (12) months from the date of the termination of your employment for any reason (“Termination”), you will not, directly or indirectly, oversee, control, participate in, or support the design, operation, research, manufacture, marketing, sale, or distribution of “Competitive Products and Services”. For the purpose of this section, “Competitive Products and Services” shall mean products or services that compete for resources with or are an alternative or potential alternative to, the products sold or services provided by Northrop Grumman, including without limitation products and services in the areas of space systems, military aircraft, missile defense, advanced weapons and long-range fires capabilities, mission systems, networking and communications, strategic deterrence systems, advanced computing, microelectronics and cyber, directly or indirectly for U.S. and international government customers..

4.3Non-Solicitation of Customers. For a period of eighteen (18) months from your Termination, you shall not, directly or indirectly, solicit any customer, supplier, or teammate of Northrop Grumman with whom you engaged, or about whom you received confidential, sensitive, or proprietary information, in the course of your employment with Northrop Grumman, for purposes of providing products or services in competition with Northrop Grumman. In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer is determined by reference to the specific program offices or activities for which Northrop Grumman provides goods or services.

4.4Non-Solicitation of Employees. For a period of twenty-four (24) months from your Termination, you shall not, directly or indirectly, solicit or offer to hire, any person who was, within a period of six months prior to your Termination, employed by Northrop Grumman, with whom you worked or about whom you received information in the course of your employment with Northrop Grumman.

4.5Non-Disparagement. You will not issue or communicate any statement, whether verbal or written, or take any other action that disparages or may be interpreted to disparage the Company, its products, services, officers, directors, or employees; provided that the foregoing shall not apply to any truthful statements made in connection with a legal process, including government investigation, or as otherwise provided by law. For the avoidance of doubt, nothing prohibits you from making any disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation.

4.6Exceptions. You may request an exception to the covenants in Sections 4.2, 4.3, or 4.4 by making a written request to the Company’s Chief Human Resources Officer, with such exceptions being considered at the sole discretion of the Company and communicated in writing to you.

4.7Reasonableness. You agree that the restrictions set forth in Sections 4.2, 4.3, and 4.4 are (i) reasonable and necessary in all respects, including duration, territory and scope of activity, in order to protect the Company’s legitimate business interests, (ii) that the parties have attempted to limit your right to compete only to the extent necessary to protect the Company’s legitimate business interests, and (iii) that you will be able to earn a livelihood without violating the restrictions in this section. It is the intent of the parties that the provisions of this section shall be enforced to the fullest extent permissible under applicable law. However, if any portion of Section 4.2, 4.3, or 4.4 is deemed unenforceable, the parties agree that a court or arbitrator may revise the portion deemed unenforceable to the maximum extent possible to achieve the objective of the parties, and the remainder of the section shall remain in full force and effect.

4.8Remedies. If you violate any provision in Section 4.2, 4.3, 4.4, and/or 4.5 of this section, the Company shall have the right to terminate without payment to you any unvested and/or unpaid MSUs (and associated Dividend Equivalents) and require that you immediately deliver to the Company an amount in cash equal to the aggregate Fair Market Value, determined as of the vesting and/or payment date of all MSUs already received, including any Dividend Equivalents, within one year prior to the breach. Further, you acknowledge and agree that a breach of any of the provisions of this section will result in immediate, irreparable, and continuing damage to the Company for which there is no adequate remedy at law, and the Company will be entitled to injunctive relief, a decree of specific performance, and other relief as may be proper, including monetary damages, to the maximum extent available and without any requirement to post bond.

5.Compliance with Laws; No Stockholder Rights Prior to Issuance.
The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed. The Grantee shall not have the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends (except as expressly provided in this Agreement with respect to Dividend Equivalents), with respect to any shares which may be issued in respect of the MSUs until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.
6.Adjustments; Change in Control.
6.1Adjustments. The MSUs, Dividend Equivalents, and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. Any such adjustment or determination not to make any adjustment shall be conclusive and binding.
6.2Possible Acceleration on Change in Control. Notwithstanding the provisions of Section 2 hereof, and further subject to the Company’s ability to terminate the award as provided in Section 6.3 below, the Grantee shall be entitled to vesting of the award as provided below in the event of the Grantee’s termination of employment if at the time of the termination, the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, and the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.
In the event the Grantee is entitled to payment in accordance with the foregoing provisions of this Section 6.2, then the Grantee will be eligible for payment of a number of MSUs (and related Dividend Equivalents) determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with Section 1 but calculated based on the greater of (i) performance for the portion of the Performance Period ending on the last day of the month coinciding with or immediately preceding the date of the termination of the Grantee’s employment or (ii) target performance, multiplied by (b) the target number of MSUs subject to the award. Payment of any amount due under this Section 6.2 will be made within 60 days of the date of the termination of Grantee’s employment, but in no event later than March 15th of the year following the Grantee’s termination of employment.
6.3Automatic Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the Grantee shall be entitled to a payment of the MSUs (and related Dividend Equivalents) as provided below and the award shall terminate. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting of the award shall occur pursuant to this Section 6.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 6.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that, the Committee may reinstate the original terms of the award if the related event does not actually occur.
In the event the Grantee is entitled to a payment in accordance with the foregoing provisions of this Section 6.3, then the Grantee will be eligible for payment of a number of MSUs (and related Dividend Equivalents) determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with Section 1 but calculated based on the greater of (i) performance for the portion of the Performance Period ending on the date of the Change in Control of the Company or (ii) target performance, multiplied by (b) the target number of MSUs subject to the award. Payment of any amount due under this Section 6.3 will be made within 60 days of the Change of Control, but in no event later than March 15 of the year following the Change in Control. In the event the Grantee is employed by the Company or a subsidiary immediately prior to the Change in Control and is entitled to payment in accordance with the foregoing provisions of this Section 6.3, then this Section 6.3 shall control as to the amount and timing of the payment of the award notwithstanding anything in Section 2.2 or 6.2 to the contrary. In the event of the Grantee’s Retirement pursuant to Section 2.2 prior to a Change in Control described in the first paragraph of this Section 6.3 in which the award is to be terminated, the Earnout Percentage shall no longer be based on the portion of the Performance Period otherwise considered for purposes of Section 2.2 but shall instead be calculated based on performance for the portion of the Performance Period ending on the date of the Change in Control of the Company.
7.Tax Matters.
7.1 Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the MSUs and related Dividend Equivalents, that the Grantee or other person entitled to such shares or other payment pay the minimum sums required to be withheld by federal, state, local or other applicable tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such statutory minimum withholding obligations).
7.2Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the MSUs.
7.3Compliance. This Agreement is designed to be exempt from Code Section 409A, and the Committee shall administer and construe the award in such a way as to be exempt from and to avoid adverse tax consequences under Code Section 409A.
7.4Unfunded Arrangement. The right of the Grantee to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Grantee nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.
7.5Code Section 280G. Notwithstanding any other provision of this Agreement to the contrary, in the event that any amounts payable to you under this Agreement, either alone or together with amounts payable pursuant to any other plan, program or arrangement (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 7.5 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the vesting acceleration provided under this Agreement, shall be either (i) provided to you in full, or (ii) provided to you to such lesser extent that would result in no portion of the payments so accelerated being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. All determinations required to be made under this Section 7.5 shall be made by a registered public accounting firm selected by the Company, which shall provide supporting calculations both to the Company and you no later than the date of the applicable Change in Control. In the event that any payments or benefits to the Grantee are to be reduced pursuant to this Section 7.5, such payments and benefits shall be reduced such that the reduction of compensation to be provided to the Grantee as a result of this Section 7.5 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
8.Choice of Law; Venue; Arbitration.
    This Agreement shall be governed by the laws of the State of Delaware. You agree to be bound by and fully comply with Northrop Grumman Manual USHR 2-32, Arbitration and Mediation (“USHR 2-32”). Any cause of action or claim arising out of or related to the terms and conditions applicable to this grant will be determined through final and binding arbitration, in accordance with USHR 2-32, provided that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys’ fees and costs. You and the Company agree that any arbitration hearing and related proceedings shall be convened and conducted in Falls Church, VA. If you or the Company believes they require immediate relief to enforce or challenge this Agreement, before arbitration is commenced or concluded, either party may seek injunctive or other provisional equitable relief from a state or federal court in the Commonwealth of Virginia.  All court actions or proceedings arising under this Agreement shall be heard in a state or federal court in the Commonwealth of Virginia.  The Company and you hereby agree to the jurisdiction of the state and federal courts in the Commonwealth of Virginia and waive any right to object to such actions on grounds of venue, jurisdiction or convenience.
9.Committee Authority.
The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of this Agreement, the Grant Letter, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to this Agreement, the Grant Letter, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Committee and shall be conclusive and binding on all persons.
10.Plan; Amendment.
The MSUs (and related Dividend Equivalents) subject to the award are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of this Agreement or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of this Agreement and/or the Plan, the provisions of this Agreement and/or the Plan, as applicable, shall control.
11.Definitions.
Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of either or both of the following:
(i)    The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses, as a result of vicarious liability, or as a result of good faith actions as an officer of the Company); or
(ii)    Willful misconduct by the Grantee that causes financial or reputational harm to the Company. However, no act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
“Change in Control” is used as defined in the Plan.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Company’s Compensation and Human Capital Committee or any successor committee appointed by the Board to administer the Plan.
“Common Stock” means the Company’s common stock.
“Disability” means, with respect to a Grantee, that the Grantee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer.

“Fair Market Value” is used as defined in the Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate.
“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:
(i)    A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. The Company may retain a nationally-recognized executive placement firm for purposes of making the determination required by the preceding sentence and the written opinion of the firm thus selected shall be conclusive as to this issue.
    In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.
(ii)    A material reduction by the Company in the Grantee’s annualized rate of base salary as in effect on the first to occur of the start of the Performance Period or the start of the Protected Period, or as the same shall be increased from time to time.
(iii)    A material reduction in the aggregate value of the Grantee’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.
(iv)    A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.
(v)    The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.
The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.
“Parent” is used as defined in the Plan.
“Plan” means the Northrop Grumman 2024 Long-Term Incentive Stock Plan, as it may be amended from time to time.
The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:
(i)    If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.
(ii)    If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.
(iii)    In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and include the date of the Change in Control.
“Retirement” means that the Grantee (i) terminates employment after December 31, 2030 but before December 31, 2031 (other than in connection with a termination by the Company or a subsidiary for Cause); and (ii) has assisted the Board with the transition of Grantee’s executive officer position to the satisfaction of the Board, including a Board-approved CEO successor being in place.
“Successor” means the person acquiring a Grantee’s rights to a grant under the Plan as a beneficiary designated in the Stock Plan System, or if none, the Grantee’s estate.